Exhibit 107

Calculation of Filing Fee Table
FORM 424(b)(7)
(Form Type)
Corebridge Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(r)(1)	34,500,000(2)	$29.20	$1,007,400,000	0.00014760	$148,692.24
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
TOTAL	—	—	—	—	—	$1,007,400,000	—	$148,692.24
(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3 (File No. 333-275326) on November 6, 2023 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.
(2) Includes 4,500,000 common shares issuable upon exercise of the underwriters’ option to purchase additional common shares.